UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2014

Automatic Data Processing, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-5397	22-1467904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(973) 974-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2014, Automatic Data Processing, Inc. (the “Company”) entered into a Separation Agreement and Release (the “Separation Agreement”) with Regina R. Lee, in which the Company and Ms. Lee mutually agreed that Ms. Lee will depart from the Company effective December 31, 2014 (the “Separation Date”).

Pursuant to the Separation Agreement, the Company will provide Ms. Lee with the following: (i) a separation payment of $530,500 paid out in twelve equal monthly installments on the Company’s regular monthly payroll dates beginning on the Separation Date; (ii) a bonus payment in accordance with the Company’s customary cycle (based upon a full year target bonus of $424,000) in respect of the Company’s 2014 fiscal year in accordance with achievement of associated performance objectives; (iii) a cash payment of $212,000, as a bonus in respect of the first six months of the Company’s 2015 fiscal year, payable on or prior to the Separation Date.

Ms. Lee will be entitled to receive (a) 12,000 shares awarded under the Company’s performance-based restricted stock (“PBRS”) program in September 2012 (with vesting of such shares to occur in September 2014), (b) any shares earned in respect of the September 2013 target award of 11,000 PBRS shares, subject to the achievement of the Company’s performance goals applicable to such award, with vesting of such shares to occur in September 2015, and (c) 30/36 of the share units earned in respect of the September 2013 target award of 11,000 units under the Company’s performance-based stock unit (“PSU”) program, subject to the achievement of the Company’s performance goals applicable to such award, with any such award to be paid within 20 business days of September 1, 2016.   Ms. Lee is also entitled to continued vesting through December 31, 2018 of all unvested outstanding stock options (with all vested stock options remaining exercisable until the earlier of their scheduled expiration date and January 31, 2019 (or January 31, 2018, in the case of the stock option grant dated January 31, 2008)).

The Company will permit Ms. Lee to retain the car leased to her by the Company through December 31, 2015.  The Company will pay the costs associated with (i) the closing of the sale of Ms. Lee’s home in Morristown, New Jersey, plus (ii) the moving of her household goods from her Morristown, New Jersey home to another location agreed to by the Company, up to a total of $125,000.  Any taxes due with respect to this payment shall be borne by Ms. Lee.  Ms. Lee and her eligible dependents will be eligible to enroll in the ADP Executive Retiree Medical Plan as of January 1, 2015, in accordance with the terms of such plan.

The foregoing compensation and benefits are being provided by the Company in exchange for Ms. Lee’s providing an effective and irrevocable release and waiver of claims against the Company (both at the time of entering into the Separation Agreement, and also again on January 1, 2015).

Pursuant to the Separation Agreement, Ms. Lee has agreed to non-competition, non-solicitation and non-hire covenants that apply for a period of two years following the Separation Date, as well as customary confidentiality and non-disparagement covenants, and has agreed to remain bound by all the conditions of the agreements evidencing the Company’s prior grants of stock options and restricted stock, and has further agreed that any applicable non-competition period under such agreements will not terminate until 24 months after the Separation Date. If, prior to either payment of any amounts under the Separation Agreement or the vesting of any rights or lapsing of any restrictions on equity of the Company, she violates any non-competition, non-solicitation, non-disparagement, non-disclosure or confidentiality obligations set forth in the Separation Agreement or any other agreement with the

Company, or in any Company plan, policy or arrangement that applies to her, she will have immediately forfeited the receipt of any remaining cash payments as well as the benefit of any such vesting or lapse of restrictions.  In addition, Ms. Lee has agreed to notify the Company of her intent to accept any offer of employment commencing prior to the second anniversary of the Separation Date for the purposes of confirming that commencing such employment will not otherwise violate any restrictive covenant.

The foregoing is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibit 10.1.  Separation Agreement and Release between Automatic Data Processing, Inc. and Regina R. Lee, dated April 21, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2014

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
Name: Michael A. Bonarti
Title: Vice President

Exhibit Index

Exhibit Number	Description
10.1	Separation Agreement and Release between Automatic Data Processing, Inc. and Regina R. Lee, dated April 21, 2014